Exhibit 10.22

SYMYX TECHNOLOGIES, INC.

2007 EXECUTIVE ANNUAL CASH INCENTIVE PLAN

The SYMYX Technologies, Inc. 2007 Executive Annual Cash Incentive Plan (the “Plan”) is intended to provide an annual incentive whereby a significant portion of the selected executive’s compensation is based on his or her efforts in achieving specified performance objectives established for a given Year. The Plan is designed to attract, motivate and retain key executives on a market-competitive basis in which total cash compensation levels are closely linked with accomplishment of Symyx’s financial and strategic objectives.

Definitions

Except as otherwise specified or as the context may otherwise require, the following terms have the meanings indicated below for the purposes of this Plan:

“Board” means the Board of Directors of Symyx Technologies, Inc.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board or any such other Committee to which the Board delegates the responsibility for administering the Plan. The Committee shall consist of two or more members of the Board who are “outside directors” as defined in Code Section 162(m) and the regulations thereunder.

“Disability” means disability as defined for purposes of Section 409A of the Code.

“Joint Venture” means any partnership designated by the Committee where Symyx maintains 50% or more of the voting securities of the venture or any such lesser percentage as the Committee may determine, in its sole discretion.

“Layoff” means a termination which is not for cause but rather is due to a permanent or indefinite reduction in the work force, including, but not limited to, the elimination of a Participant’s position as a result of a facility closure, discontinuance or relocation of operations, acquisition, reorganization or sale (including the sale by Symyx of a business unit, division, product line or functionally related group of assets).

“Participant” means an eligible employee of Symyx selected for plan participation in accordance with the procedures set forth in this Plan.

“Plan” means this Symyx Technologies, Inc. 2007 Executive Annual Cash Incentive Plan as set forth herein.

“Plan Year” or “Year” means the fiscal year of Symyx

“Plan Compensation” means the amounts earned for the Year as a consequence of the Plan.

“Retirement” has the meaning prescribed by the Symyx 401(k) Plan.

“Subsidiary” means any corporation designated by the Committee in which Symyx owns an equity interest.

“Symyx” means Symyx Technologies, Inc. and its Subsidiaries and Joint Ventures.

Administration

The Committee is empowered with the following duties related to the Plan:  administer the Plan; interpret the Plan; propose, change, or eliminate features of the Plan (including terminating the Plan); and determine the rights and obligations of Participants under the Plan. The Committee may delegate these activities as it solely determines. All decisions of the Committee shall be final and binding upon all parties including Symyx, its shareholders, and its participants.

Eligibility and Participation

Within the first 90 days of each Year, the Committee shall identify in writing which Symyx executive officers will participate in the Plan for such Year. Additions to the Plan during a Year shall be made only in the event of a promotion or new hire of an executive officer.

At the time of identifying the executive officers to participate in the Plan for that Year, the Committee shall also specify the objective formula on which the Plan Compensation will be based.

Performance Criteria & Maximum Incentive

Plan Compensation will be paid only upon the achievement of specific performance goals established by the Committee, in writing, within the first 90 days of each Year.  In the case of a newly-hired or promoted individual added to the Plan during a Year, specific performance goals must be set before 25% of such individual’s service to Symyx for the performance period established for the individual has elapsed. Such performance goals may differ for each Plan Year and will be based on one or more of the following performance-based criteria:

• Revenue
• Gross margin	• Return on equity
• Operating income or margin	• Return on assets
• Earnings before interest, taxes,	• Return on investments
depreciation and amortization	• Economic Value Added
• Pre-tax profit	• Market share
• Net income	• Increase in share price
• Proforma net income	• Total stockholder return
• Earnings per share	• Expenses
• Cash flow
• Relative or absolute share price

Each of these performance criteria is to be specifically defined by the Committee on a Symyx-specific basis or in comparison with the performance with other companies in the same industry.  At the time the goals are established, the Committee may provide that the specific performance targets will be adjusted to exclude the effect of specified items of an unusual or nonrecurring nature, or provide that no such adjustment will be made.  The maximum annual incentive award payable under the Plan to a specific Participant may not exceed one million five hundred thousand dollars ($1,500,000) for any given Plan Year.  Lesser maximum target awards may also be established by the Committee for each Participant.

The Committee, in its sole discretion, may reduce or eliminate an earned award, but may not under any circumstances increase such award.

Payments

Before any payments are made under the Plan, the Committee must certify in writing that the performance goals justifying the payment of Plan Compensation have been met. Amounts earned under the Plan will generally be paid within two and a half months following the close of the Plan Year to which the performance relates but in any event will be paid by the December 31 following the end of the Plan Year to which the performance relates.  Except as specified in the next paragraph, the Participant must be an active employee of Symyx on the last business day of the Plan Year in order to receive the payment of Plan Compensation when it is ultimately made.  Active employment will be determined by the Committee, in its sole discretion.

Exceptions to this rule may be made, in the Committee’s sole discretion, in the cases of death, Layoff, Disability, or Retirement. The amount earned in the event of such an exception shall be prorated and payment made no later than the payment for then-active Participants for the affected Plan Year. If death, Layoff, Disability, or Retirement occurs after the close of a Plan Year, but before payment is made with respect to that Year, such event shall not affect the calculated bonus, although the Committee retains in all cases its discretion to reduce or eliminate the earned bonus amount.

Miscellaneous

No Contract or Guarantee of Continued Employment. Eligibility to participate in the Plan is not a guarantee of continued employment. The Plan does not constitute a contract of employment, and Symyx specifically reserves the right to terminate a Participant’s employment at any time with or without cause and with or without notice or assigning a reason.

No Guarantee of Plan Compensation. Eligibility to participate in this Plan does not guarantee the payment of Plan Compensation. Participants who have accrued rights to Plan Compensation shall be general unsecured creditors of Symyx and shall not have any interest in the income or assets of Symyx

Assignments and Transfers. With the exception of transfer by beneficiary designation, will or by the laws of descent and distribution, rights under the Plan may not be transferred or assigned.

Withholding Tax. Symyx will deduct from all cash payments due to a Participant all non-U.S., federal, state or local income and employment taxes required by law to be withheld with respect to such payments.

Governing Law

The Plan shall be construed, administered and governed in all respects under and by the applicable internal laws of California, without giving effect to the principles of conflicts of law thereof.

Plan Amendment and Termination

The Committee may, in its sole and absolute discretion, amend, suspend or terminate the Plan at any time, with or without advance notice to Participants. Notwithstanding the foregoing, no amendment to the Plan shall be effective which would increase the maximum award payable, which would change the specified performance objectives for payment of awards, or which would modify the requirements as to eligibility for participation unless the stockholders of Symyx shall have first approved such change. Under no circumstances may the Plan be amended to permit the Committee to increase the amount of the then-current Plan Year’s target award once the performance goals for the Plan Year have been set.

Effective Date of the Plan

This Plan shall be effective on the date it is approved by the shareholders of Symyx.  This approval must occur within one year after approval by the Board. Any grant of Plan Compensation prior to the approval by the shareholders of Symyx shall be void if such approval is not obtained.